EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf 631/650-6201
Bliss PR: John Bliss: 212/840-1661

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 4, 2012 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2012. The announcement was made by Chairman and CEO Ken Darby, who said increasing North American sales and lower operating costs produced much improved results.

Net sales for the second fiscal quarter were $12.5 million, an increase of 3% compared with $12.1 million in the second quarter of the prior fiscal year. A net loss was incurred of $279,000 ($.06 per share), compared with a net loss of $713,000 ($.16 per share) in the prior year quarter.

For the six months, net sales were $24.8 million, an increase of 4% compared with $23.8 million in the first six months of the prior fiscal year. The net loss totaled $562,000 ($.13 per share), compared with a net loss of $1,167,000 ($.26 per share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said U.S. sales grew 5% to $7.4 million while foreign sales were up slightly at $5.1 million. For the six months U.S. sales increased $1.2 million, or 8%, to $15.5 million while foreign sales declined 2% to $9.3 million. “North American business has shown steady improvement, while our Europe and Middle East (EMEA) business has struggled to gain traction since the financial crisis. Notwithstanding the EMEA softness, new orders for the March 2012 quarter were $13.5 million, up 12% from the year ago period and the highest since the December 2009 quarter. That's a positive indicator going into our third quarter”, said Mr. Darby.

Gross margins in the second quarter were 40%, compared with 39% in the prior year quarter. Operating costs in the second quarter declined to $5.2 million compared with $5.8 million principally as a result of cost reductions and no patent litigation expense. For the six month period, Vicon incurred little cash burn as non-cash charges of depreciation, amortization and stock option expense totaled $453,000. The Company's financial position remains solid with $22 million in tangible net worth ($4.91 per share), $19.1 million in working capital and no interest bearing debt, noted Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about anticipated revenues, anticipated earnings or losses, earnings or losses per share, the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, expectations, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net sales	$12,472,000	$12,077,000	$24,824,000	$23,805,000
Gross profit	4,955,000	4,703,000	9,884,000	9,512,000
Selling, general and administrative expense	3,924,000	4,132,000	7,795,000	8,145,000
Engineering and development expense	1,312,000	1,472,000	2,673,000	2,914,000
Patent litigation expense	—	169,000	—	250,000
Operating loss	(281,000)	(1,070,000)	(584,000)	(1,797,000)
Loss before income taxes	(260,000)	(1,021,000)	(524,000)	(1,652,000)
Income tax expense (benefit)	19,000	(308,000)	38,000	(485,000)
Net loss	$(279,000)	$(713,000)	$(562,000)	$(1,167,000)

Loss per share:
Basic and Diluted	$(.06)	$(.16)	$(.13)	$(.26)

Shares used in computing loss per share:
Basic and Diluted	4,476,000	4,481,000	4,484,000	4,481,000